Exhibit 99.1

April 20, 2026

Media contact:	Investor/analyst contact:
Media Relations	Ryan St. John
newsroom@alaskaair.com	VP Finance, Planning and Investor Relations
ALKInvestorRelations@alaskaair.com

Alaska Air Group reports first quarter 2026 results
Led the industry in on-time performance in the first quarter
Extended Bank of America partnership, delivering improved economics and capabilities for our Atmos™ Rewards program
Premium revenue increased 8% year-over-year and over 90% of premium fleet retrofits completed ahead of peak summer travel season

SEATTLE — Alaska Air Group (NYSE: ALK) today reported financial results for the first quarter ending March 31, 2026.

“Even in a volatile quarter, we’re seeing clear evidence that our long-term Alaska Accelerate plan is working,” said CEO Ben Minicucci. “We’re leading the industry in on-time performance, achieving a significant integration milestone with a single reservation system, generating incredible loyalty growth with Atmos Rewards and driving strong international demand as we launch service to Europe. I’m confident in our people, our plan, and our future.”

Quarter in Review:
Air Group reported first quarter Generally Accepted Accounting Principles (GAAP) pretax margin of (9.6)% and GAAP net loss of $193 million, or $1.69 per share. Our first quarter adjusted pretax margin was (8.6)% and our adjusted net loss was $192 million, or $1.68 per share.

Q1 2026 Results	Prior Expectation	Actual Results
Capacity (ASMs) % change versus 2025	Up ~2%	Up 1.7%
RASM % change versus 2025	n/a	Up 3.5%
CASMex % change versus 2025	n/a	Up 6.3%
Adjusted loss per share	($2.00) to ($1.50)	$(1.68)

Air Group began the year with solid operating momentum, though first quarter 2026 results were impacted by sharply higher fuel prices and localized demand disruptions as a result of historic rainstorms in Hawaiʻi and civil unrest in Puerto Vallarta ahead of the peak spring break travel season. These markets represent approximately 30% of Air Group capacity. Despite these headwinds, demand remained resilient and the company continued to execute against integration priorities and Alaska Accelerate initiatives.

First quarter revenue totaled approximately $3.3 billion, with unit revenue up 3.5% year-over-year despite a nearly 1 point headwind from Hawaiʻi and Puerto Vallarta. Premium demand continued to outperform as fleet retrofits and Starlink installations progressed. Managed corporate travel increased 19% year-over-year, supported by an expanding global network. Our international long-haul expansion continues to perform strongly with Seattle-Tokyo reaching profitability less than one year after launch and load factors exceeding 90% on both Seattle-Tokyo and Seattle-Seoul routes.

Atmos Rewards membership and co‑brand credit card remuneration both grew double digits year-over-year, with particularly strong momentum in Hawaiʻi. Further, our new long‑term extension and expansion of our co‑brand partnership with Bank of America improves economics and will drive incremental growth in cash remuneration for Air Group in 2026 and beyond.

Unit costs increased 6.3% year-over-year, in-line with expectations, reflecting the final quarter of normalization for Alaska's 2025 flight attendant contract, as well as temporary impacts from weather-related disruptions. The quarter also delivered progress in core cost performance, including improvements in aircraft utilization, productivity, and maintenance execution, while returning to industry-leading operational reliability.

First quarter fuel costs increased materially due to elevated crude and refining prices, averaging $2.98 for the period. Excluding higher fuel costs and the one‑time disruptions in Hawaiʻi and Puerto Vallarta, results would have exceeded the midpoint of original first quarter expectations.
Second Quarter Forecast Information:
For full year 2026, our visibility to earnings is limited due primarily to ongoing fuel price volatility. Until conditions stabilize and we have better sight to earnings beyond the current quarter, we have suspended full-year guidance. Similarly, for the second quarter, the range of potential financial outcomes remains wide and difficult to predict, as recent geopolitical factors have resulted in sharp and unpredictable changes in fuel prices. As a result, we're providing detailed assumptions on unit revenue and unit costs, in lieu of our traditional EPS guidance range.

Second quarter capacity is expected to be up approximately 1% year-over-year, down nearly a point from original expectations, reflecting proactive trimming of capacity in May and June. Second quarter unit revenues are trending to be up high single digits year-over-year, with a path to increasing 10% year-over-year, assuming demand strength and yield trends sustain the rest of the period. This expectation is despite a 2-point unit revenue headwind from storms in Hawai'i that have impacted near term demand.

Second quarter year-over-year unit cost performance is expected to be approximately 1.5 points higher than the first quarter, driven by close‑in capacity reductions and several transitory factors. These include crew training costs associated with the ramp‑up of international widebody flying, a year‑over‑year headwind from aircraft sale gains in the second quarter of 2025, and current year planned employee recognition expense tied to achieving a single passenger service system - an important integration milestone. Unit costs are expected to inflect downward in the second half of the year to low single‑digit growth.

Fuel remains the largest source of near‑term uncertainty. April fuel is expected to be approximately $4.75 per gallon, and we expect the quarter to average approximately $4.50 based on the forward curve today. This assumption adds approximately $600 million of expense to the second quarter, equivalent to an earnings per share headwind of $3.60. We expect to consume approximately 297 million gallons of fuel in the quarter based on our current capacity plan.

Our assumed tax rate is 32%, though this could change dependent on the full year outlook as we exit the quarter. Any tax accrual changes are not expected to have cash flow impacts, as we do not expect to incur cash taxes in the near term. Taken together, the revenue, cost, and fuel assumptions result in an adjusted loss per share estimate of approximately ($1.00). Absent the fuel price spike, we would have guided to a solidly profitable quarter.

Despite the challenging near‑term backdrop, Air Group continues to operate from a position of strength, supported by a healthy balance sheet, strong liquidity, approximately $20 billion in unencumbered assets, and disciplined capital allocation. Our continued focus on Alaska Accelerate initiatives to build scale, relevance and loyalty position us well to build a higher‑quality, more durable revenue mix, while maintaining focus on cost discipline and operational excellence.

Financial Results:
•Generated $421 million of operating cash flow in the first quarter.
•Repurchased 4.7 million shares of common stock for $203 million in the first quarter, with year-to-date repurchases totaling $250 million as of April 20, 2026.
•Had approximately $20 billion of unencumbered assets, including 124 aircraft and our loyalty program, at March 31, 2026.
•Made $340 million in total debt payments, including $113 million in prepayments in the first quarter.
•Ended the quarter with a debt-to-capitalization ratio of 61%, and trailing twelve months adjusted net leverage of 3.3x.
•In April, the Company exercised the accordion feature of its revolving credit facility, increasing total available commitments under the agreement from $850 million to $1.1 billion and increasing total liquidity to $2.9 billion.

Operational Updates:
•Led the industry in on-time performance in the first quarter.
•First airline to install Starlink high-speed Wi-Fi on full Regional fleet, with the first equipped Mainline aircraft now in service and fleetwide completion expected by the end of 2027.
•Completed more than 90% of Boeing 737 cabin retrofits, with full completion expected by this summer.
•Alaska, Hawaiian, and Horizon maintenance teams earned the FAA’s Diamond Award of Excellence, recognizing industry-leading teamwork and dedication to aviation safety, marking 25 years for Alaska and Horizon, and 5 years for Hawaiian.

Commercial Updates:
•Premium revenue increased 8% year-over-year.
•Loyalty program cash remuneration increased 12% year-over-year.
•Managed corporate revenue increased 19% year-over-year.
•Our Seattle-Tokyo route reached profitability in March with load factors exceeding 90%, less than one year after its launch.
•Launched Alaska’s new International Business Class on 787‑9 aircraft with enclosed suites, elevated dining, and upgraded amenities, alongside refreshed Premium and Main Cabin offerings and planned Starlink connectivity.
•Launched a single Alaska-Hawaiian mobile app, simplifying booking, check‑in, and day‑of‑travel management as part of the transition to a single passenger service system.

Other Highlights:
•Announced the election of Lindsay-Rae McIntyre as Chief People Officer of Alaska Airlines, Inc. effective April 1, 2026.
•Supported the Hawaiʻi Community Foundation – Stronger Hawaiʻi Fund and the Hawaiian Council – Kāko‘o O‘ahu to aid with immediate and long-term relief efforts related to the historic floods in Hawaiʻi.
•Atmos™ Rewards received multiple industry accolades, including Best Innovation in Airline Loyalty and Best New Personal Credit Card from The Points Guy, Best Airline Rewards Program of 2026 from NerdWallet, and Best Frequent Flyer Program of 2026 from WalletHub.
•Named to Glassdoor's 2026 list of Best Places to Work, highlighting our people-first, inclusive culture, career-growth pathways, and benefits.
•Named to TIME Magazine's 2026 list of America's most iconic companies.

A conference call regarding the first quarter results will be streamed online at 11:30 a.m. EDT/ 8:30 a.m. PDT on April 21, 2026. It can be accessed at www.alaskaair.com/investors. For those unable to listen to the live broadcast, a replay will be available after the conclusion of the call.

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This news release may contain forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by our forward-looking statements, assumptions or beliefs. For a discussion of risks and uncertainties that may cause our forward-looking statements to differ materially, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2025. Some of these risks include competition, labor costs, relations and availability, general economic conditions, increases in operating costs including fuel, uncertainties regarding the ability to successfully integrate operations following the acquisition of Hawaiian Holdings, Inc. and the ability to realize anticipated cost savings, synergies, or growth from the acquisition, inability to meet cost reduction and other strategic goals, seasonal fluctuations in demand and financial results, supply chain risks, events that negatively impact aviation safety and security, cybersecurity risks, and changes in laws and regulations that impact our business. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed in our most recent Form 10-K and in our subsequent SEC filings. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements made today to conform them to actual results. Over time, our actual results, performance or achievements may differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, assumptions or beliefs and such differences might be significant and materially adverse.

Alaska Airlines, Hawaiian Airlines and Horizon Air are subsidiaries of Alaska Air Group, and McGee Air Services is a subsidiary of Alaska Airlines. We are a global airline with hubs in Seattle, Honolulu, Portland, Anchorage, Los Angeles, San Diego and San Francisco. We deliver remarkable care as we fly our guests to more than 140 destinations throughout North America, Latin America, Asia and the Pacific. We'll serve Europe beginning in spring 2026. Guests can book travel at alaskaair.com and hawaiianairlines.com. Alaska is a member of the oneworld alliance, with Hawaiian scheduled to join oneworld in spring 2026. With oneworld and our additional global partners, guests can earn and redeem points for travel to over 1,000 worldwide destinations with Atmos Rewards. Learn more about what’s happening at Alaska and Hawaiian at news.alaskaair.com. Alaska Air Group is traded on the New York Stock Exchange (NYSE) as “ALK.”

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
Alaska Air Group, Inc.

	Three Months Ended March 31,
(in millions, except per share amounts)	2026	2025	Change
Operating Revenue
Passenger revenue	$2,920	$2,808	4%
Loyalty program other revenue	227	207	10%
Cargo and other revenue	153	122	25%
Total Operating Revenue	3,300	3,137	5%

Operating Expenses
Wages and benefits	1,242	1,127	10%
Variable incentive pay	30	62	(52)%
Aircraft fuel	796	681	17%
Aircraft maintenance	216	220	(2)%
Aircraft rent	61	62	(2)%
Landing fees and other rentals	291	242	20%
Contracted services	151	145	4%
Selling expenses	99	100	(1)%
Depreciation and amortization	204	194	5%
Food and beverage service	95	85	12%
Third-party regional carrier expense	56	64	(13)%
Other	303	261	16%
Special items - operating	35	91	(62)%
Total Operating Expenses	3,579	3,334	7%
Operating Loss	(279)	(197)	(42)%

Non-operating Income (Expense)
Interest income	19	26	(27)%
Interest expense	(76)	(66)	15%
Interest capitalized	10	12	(17)%
Other - net	9	(8)	213%
Total Non-operating Expense	(38)	(36)	6%
Loss Before Income Tax	(317)	(233)
Income tax benefit	(124)	(67)
Net Loss	$(193)	$(166)

Basic Loss Per Share	$(1.69)	$(1.35)
Diluted Loss Per Share	$(1.69)	$(1.35)
Weighted Average Shares Outstanding used for computation:
Basic	114.294	123.134
Diluted	114.294	123.134

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
Alaska Air Group, Inc.

(in millions, except share amounts)	March 31, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$451	$627
Restricted cash	27	28
Marketable securities	1,317	1,496
Receivables - net	630	565
Inventories and supplies - net	232	203
Prepaid expenses	281	278
Other current assets	79	69
Total Current Assets	3,017	3,266
Property and equipment - net of accumulated depreciation and amortization of $5,080 and $4,945	12,015	11,857
Operating lease assets	1,300	1,268
Goodwill	2,723	2,723
Intangible assets - net of accumulated amortization of $88 and $74	801	815
Other noncurrent assets	442	432
Total Noncurrent Assets	17,281	17,095
Total Assets	$20,298	$20,361
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$409	$324
Accrued wages, vacation and payroll taxes	657	881
Air traffic liability	2,378	1,689
Other accrued liabilities	1,121	1,055
Deferred revenue	1,781	1,722
Current portion of long-term debt and finance leases	498	721
Current portion of operating lease liabilities	212	197
Total Current Liabilities	7,056	6,589
Long-term debt and finance leases, net of current portion	4,822	4,834
Operating lease liabilities, net of current portion	1,136	1,141
Deferred income taxes	879	1,004
Deferred revenue	1,700	1,711
Obligation for pension and post-retirement medical benefits	360	369
Other liabilities	614	595
Total Noncurrent Liabilities	9,511	9,654
Shareholders' Equity
Preferred stock, $0.01 par value, Authorized: 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.01 par value, Authorized: 400,000,000 shares, Issued: 2026 - 145,631,281 shares; 2025 - 145,115,659 shares, Outstanding: 2026 - 111,359,830 shares; 2025 - 115,530,889 shares	1	1
Capital in excess of par value	973	961
Treasury stock (common), at cost: 2026 - 34,271,451 shares; 2025 - 29,584,770 shares	(1,904)	(1,701)
Accumulated other comprehensive loss	(176)	(173)
Retained earnings	4,837	5,030
Total Shareholders' Equity	3,731	4,118
Total Liabilities and Shareholders' Equity	$20,298	$20,361

SUMMARY CASH FLOW (unaudited)
Alaska Air Group, Inc.
(in millions)	Three Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net Loss	$(193)	$(166)
Adjustments to reconcile net loss to net cash provided by operating activities	229	266
Changes in working capital	385	359
Net cash provided by operating activities	421	459

Cash Flows from Investing Activities:
Property and equipment additions	(338)	(238)
Other investing activities	169	(143)
Net cash used in investing activities	(169)	(381)

Cash Flows from Financing Activities:	(428)	(236)

Net decrease in cash and cash equivalents	(176)	(158)
Cash, cash equivalents, and restricted cash at beginning of period	684	1,257
Cash, cash equivalents, and restricted cash at end of the period	$508	$1,099

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$451	$1,044
Restricted cash	27	28
Restricted cash included in Other noncurrent assets	30	27
Total cash, cash equivalents, and restricted cash at end of the period	$508	$1,099

OPERATING STATISTICS (unaudited)
A manual recalculation of certain figures using rounded amounts may not agree directly to the actual figures presented in the table below.
	Three Months Ended March 31,
	2026	2025	Change
Consolidated Operating Statistics:(a)
Revenue passengers (000)	13,332	13,159	1.3%
RPMs (000,000) "traffic"	17,300	17,257	0.2%
ASMs (000,000) "capacity"	21,570	21,219	1.7%
Load factor	80.2%	81.3%	(1.1) pts
Yield	16.88¢	16.28¢	3.7%
PRASM	13.54¢	13.24¢	2.3%
RASM	15.30¢	14.79¢	3.5%
CASMex(b)	12.37¢	11.64¢	6.3%
Fuel cost per gallon(c)	$2.98	$2.61	14.2%
Fuel gallons (000,000)(c)	267	262	1.9%
ASMs per gallon	80.7	80.9	(0.2)%
Departures (000)	125.5	123.8	1.4%
Average full-time equivalent employees (FTEs)	31,465	29,773	5.7%
Operating fleet(d)	413	399	14 a/c
(a)Except for FTEs, data includes activity under a capacity purchase agreement with a third-party regional carrier.
(b)See a reconciliation of this non-GAAP measure and Note A for a discussion of the importance of this measure to investors in the accompanying pages.
(c)Excludes operations under the Air Transportation Services Agreement (ATSA) with Amazon.
(d)Includes owned and leased aircraft as well as aircraft operated under a capacity purchase agreement with a third-party regional carrier.

GAAP TO NON-GAAP RECONCILIATIONS (unaudited)
Alaska Air Group, Inc.

We are providing reconciliations of reported non-GAAP financial measures to their most directly comparable financial measures reported on a GAAP basis. Amounts in the tables below are rounded to the nearest million. As a result, a manual recalculation of certain figures using these rounded amounts may not agree directly to the amounts presented. These reconciliations include adjustments intended to improve comparability and provide a clearer view of the Company’s core operating performance.

Losses (gains) on foreign debt and other primarily reflect unrealized and realized gains or losses resulting from changes in foreign currency exchange rates on certain debt. In 2025, these expenses also included mark-to-market fuel hedge adjustments.

Special items - operating primarily relate to costs associated with the integration of Hawaiian Airlines, including employee-related costs, technology costs, and other merger-related expenses. In 2025, these expenses also included costs related to changes in Alaska flight attendants' sick leave benefits pursuant to a collective bargaining agreement ratified in that year.

Pretax Income (Loss), Net Income (Loss), and Earnings (Loss) per Share, adjusted
	Three Months Ended March 31, 2026
(in millions, except per share amounts)	Loss Before Income Tax	Income Tax	Net Loss	Per Share
GAAP	$(317)	$(124)	$(193)	$(1.69)
Adjusted for:
Gains on foreign debt and other	(3)
Special items - operating	35
Total adjustments	$32	$31	$1	$0.01
Adjusted	$(285)	$(93)	$(192)	$(1.68)

GAAP pretax margin	(9.6)%
Adjusted pretax margin	(8.6)%

	Three Months Ended March 31, 2025
(in millions, except per share amounts)	Loss Before Income Tax	Income Tax	Net Loss	Per Share
GAAP	$(233)	$(67)	$(166)	$(1.35)
Adjusted for:
Losses on foreign debt and other	2
Special items - operating	91
Total adjustments	$93	$22	$71	$0.58
Adjusted	$(140)	$(45)	$(95)	$(0.77)

GAAP pretax margin	(7.4)%
Adjusted pretax margin	(4.5)%

CASMex Reconciliation
	Three Months Ended March 31,
(in millions, except unit metrics)	2026		2025
Total operating expenses	$3,579		$3,334
Less the following components:
Aircraft fuel	796		681
Freighter costs	52		41
Performance-based pay	29		52
Special items - operating	35		91
Adjusted operating expenses	$2,667		$2,469

ASMs	21,570		21,219
CASMex	12.37	¢	11.64	¢

Adjusted Capital Expenditures Reconciliation
	Three Months Ended March 31,
(in millions)	2026	2025
Aircraft and aircraft purchase deposits	$249	$142
Other flight equipment	59	54
Other property and equipment	30	42
Capital expenditures	338	238
Adjusted for:
Property and equipment acquired through the issuance of debt	—	23
Proceeds from sales of aircraft and other equipment	(3)	(3)
Adjusted capital expenditures	$335	$258

Debt-to-capitalization, including leases
(in millions)	March 31, 2026	December 31, 2025
Long-term debt and finance leases, net of current portion	$4,822	$4,834
Operating lease liabilities, net of current portion	1,136	1,141
Adjusted debt, net of current portion	5,958	5,975
Shareholders' equity	3,731	4,118
Total Invested Capital	$9,689	$10,093

Debt-to-capitalization ratio, including leases	61%	59%

Adjusted net debt to earnings before interest, taxes, depreciation, amortization, fixed portion of operating lease expense, and special items
(in millions)	March 31, 2026	December 31, 2025
Long-term debt and finance leases	$5,320	$5,555
Operating lease liabilities	1,348	1,338
Adjusted debt	6,668	6,893
Less: Total unrestricted cash and marketable securities	1,768	2,123
Adjusted net debt	$4,900	$4,770

(in millions)	Twelve Months Ended March 31, 2026	Twelve Months Ended December 31, 2025
Operating Income(a)	$221	$303
Adjusted for:
Special items - operating	194	250
Gains on foreign debt and other	(8)	(3)
Depreciation and amortization	805	795
Fixed portion of operating lease expense	278	279
EBITDAR	$1,490	$1,624

Adjusted net debt to EBITDAR	3.3x	2.9x
(a)Operating income can be reconciled using the trailing twelve month operating income as filed quarterly with the SEC.

Note A: Pursuant to Regulation G, we provide reconciliations of reported non-GAAP financial measures to the most directly comparable GAAP financial measures. We believe these non-GAAP measures provide meaningful supplemental information to investors for the following reasons:

•By excluding certain costs from our unit metrics, we believe that we have better visibility into our underlying operating results. The airline industry is highly competitive and characterized by significant fixed costs, so relatively small changes in operating costs can have a meaningful impact on results. Because U.S. carriers are generally similarly affected by changes in jet fuel prices over the long run, we believe it is important for management and investors to focus on company-specific cost drivers that are more controllable by management. We also adjust for costs related to our freighter aircraft operations, including costs incurred under the ATSA with Amazon, to enhance comparability with carriers that do not operate freighter aircraft. Certain special charges are excluded as they are unusual or nonrecurring in nature, providing a more meaningful assessment of ongoing cost performance.

•CASMex is a key measure used by management and the Air Group Board of Directors to evaluate cost performance. It is also commonly used by industry analysts to compare airlines. In 2026, Air Group revised its CASMex definition to exclude Performance-Based Pay (PBP) expense. We believe this revision provides a more meaningful view of core operating cost performance and enhances comparability with other carriers.

•Adjusted pretax income is an important metric used in the Company's employee incentive plan, which covers the majority of Air Group employees.

•Adjusted capital expenditures includes certain amounts that are not classified as investing cash outflows within our consolidated statements of cash flows, but are viewed by management and other stakeholders as significant long-term investments in the business. We believe these adjustments provide a more complete view of our capital expenditures during the year.

•Liquidity and leverage measures, including debt-to-capitalization and adjusted net debt to EBITDAR, are presented to provide insight into the Company's financial position and flexibility. In 2026, we made adjustments to the calculation of these metrics to enhance comparability with our peers. The debt-to-capitalization ratio now excludes the current portion of operating and finance lease liabilities, with prior periods recast for consistency. Additionally, EBITDAR was adjusted to reflect the fixed portion of operating leases rather than total aircraft rent to better reflect performance, with prior periods recast accordingly.

•Disclosure of the individual impact of certain items allows investors to evaluate performance both with and without these items. We believe this information is useful because such items may not be indicative of future performance, and industry analysts and investors frequently assess results excluding these items to enhance comparability across periods and among airlines.

•Although we disclose our unit revenue, we do not, nor are we able to, evaluate unit revenue excluding the impact that changes in fuel costs have had on ticket prices. Fuel expense represents a large percentage of our total operating expenses. Fluctuations in fuel prices often drive changes in unit revenue in the mid-to-long term. Although we believe it is useful to evaluate non-fuel unit costs for the reasons noted above, we would caution readers of these financial statements not to place undue reliance on unit costs excluding fuel as a measure or predictor of future profitability because of the significant impact of fuel costs on our business.

GLOSSARY OF TERMS

Adjusted debt - long-term debt, plus operating and finance lease liabilities

Adjusted net debt - long-term debt, plus operating and finance lease liabilities, less unrestricted cash and marketable securities

Adjusted net debt to EBITDAR - represents adjusted net debt divided by EBITDAR (trailing twelve months earnings before interest, taxes, depreciation, amortization, fixed portion of operating leases, and special items)

ASMs - available seat miles, or “capacity”; represents total seats available across the fleet multiplied by the number of miles flown

CASMex - operating costs excluding fuel, freighter costs, Performance-Based Pay (PBP), and special items per ASM, or "unit cost"

Debt-to-capitalization ratio - represents adjusted debt, net of current portion, divided by total equity plus adjusted debt, net of current portion

Diluted Earnings per Share - represents earnings per share (EPS) using fully diluted shares outstanding

Diluted Shares - represents the total number of shares that would be outstanding if all possible sources of conversion, such as stock options, were exercised

Freighter Costs - operating expenses directly attributable to the operation of B737 freighter aircraft and A330-300 freighter aircraft exclusively performing cargo missions

Load Factor - RPMs as a percentage of ASMs; represents the number of available seats that were filled with revenue passengers

PRASM - passenger revenue per ASM, or "passenger unit revenue"

RASM - operating revenue per ASMs, or "unit revenue"; operating revenue includes all passenger revenue, freight & mail, loyalty program revenue, and other ancillary revenue; represents the average total revenue for flying one seat one mile

RPMs - revenue passenger miles, or "traffic"; represents the number of seats that were filled with revenue passengers; one passenger traveling one mile is one RPM

Yield - passenger revenue per RPM; represents the average passenger revenue for flying one passenger one mile